Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Condor Hospitality Trust, Inc.:

We consent to the use of our report dated March 1, 2017, with respect to the consolidated balance sheets of Condor Hospitality Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, which report appears in the Condor Hospitality Trust, Inc. annual report on Form 10-K, incorporated by reference herein, and to the use of our report dated March 1, 2017, except for note 17, as to which the date is March 16, 2017, with respect to the consolidated balance sheets of Condor Hospitality Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, which report appears in the registration statement on Form S-11 (333-213080), as amended, filed by Condor Hospitality Trust, Inc. on March 20, 2017, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

August 25, 2017